EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statement on Form F-3, File No. 333-164007, as amended, filed by Knightsbridge Tankers Limited and subsidiaries (the "Company") of our reports dated March 17, 2010, relating to the consolidated financial statements of the Company and the effectiveness of the Company's internal controls over financial reporting, appearing in the Annual Report on Form 20-F of Knightsbridge Tankers Limited and subsidiaries for the year ended December 31, 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of the Registration Statement.

/s/ MSPC

MSPC
Certified Public Accountants and Advisors
A Professional Corporation
New York, New York

March 17, 2010

SK 01655 0002 1080642